DLH Reports Fiscal 2022 Third Quarter Results
Revenue of $66.4 Million, up 8% Year-over-Year; Earnings $0.34 per share; Operating Margin 10.7%
Atlanta, Georgia – August 2, 2022 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal third quarter ended June 30, 2022.

Highlights
•Third quarter revenue increased to $66.4 million in fiscal 2022 from $61.6 million in fiscal 2021, reflecting growth of 8% year-over-year
•Earnings were $4.9 million, or $0.34 per diluted share, for the fiscal 2022 third quarter versus $2.9 million, or $0.21 per diluted share, for the third quarter of fiscal 2021
•The Company's term loan was reduced to $28.5 million during the quarter versus $37.5 million at March 31, 2022
•Contract backlog was $509.7 million as of June 30, 2022 versus $554.7 million at the end of the second quarter

Management Discussion
“I'm very pleased to announce that, DLH continued to post strong performance derived from organic growth, margin expansion, and solid bottom line results," said DLH President and Chief Executive Officer Zach Parker. “Revenue increased 8% year-over-year, while operating margins increased from 8.0% to 10.7%. We also paid down an additional $9 million of debt during the period, strengthening our capacity to pursue strategic acquisitions.

“During the quarter the Company won two key IDIQ contracts, with task orders not yet in our backlog, that position us well for fiscal 2023 and beyond. This includes a contract to provide health-related R&D and support services to the US Department of Defense and an award to assist the NIH's National Cancer Institute with clinical research and program management expertise, helping in the ongoing fight against cancer. Even with these already in hand, we're actively bidding on numerous opportunities prior to the end of the government's fiscal year and remain positive about our growth outlook."

Results for the Three Months Ended June 30, 2022
Revenue for the third quarter of fiscal 2022 was $66.4 million versus $61.6 million in the prior-year period. The 8% increase year-over-year was due to expanded work across the Company’s existing contracts, which continue to benefit from robust demand for the services we provide.

Income from operations was $7.1 million for the quarter versus $4.9 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 10.7% in fiscal 2022 versus 8.0% in fiscal 2021. Income from operations increased due to higher revenue, improved program mix and effective management of fringe benefit costs.

Interest expense was $0.5 million in the fiscal third quarter of 2022 versus $0.9 million in the prior-year period, reflecting lower debt outstanding. Income before taxes was $6.6 million this year versus $4.0 million in fiscal 2021, representing 9.9% and 6.5% of revenue, respectively, for each period.

For the three months ended June 30, 2022 and 2021, respectively, DLH recorded a $1.7 million and $1.2 million provision for tax expense. The Company reported net income of approximately $4.9 million, or $0.34 per diluted share, for the third quarter of fiscal 2022 versus $2.9 million, or $0.21 per diluted share, for the third quarter of fiscal 2021. As a percent of revenue, net income was 7.3% for the third quarter of fiscal 2022 versus 4.7% for the prior year period.

The third quarter results include final closeout activities related to the short-term FEMA COVID support contracts and the related agreements between DLH and its subcontractors. Reconciliation of estimated pass-through travel and accommodation expenses to the final reimbursable expenses resulted in a reduction to expenses previously accrued and pending payment and a corresponding reduction to revenue. This reduction reflected the value of in-kind expenses furnished by the State in support of the contract.

On a non-GAAP basis, EBITDA for the three months ended June 30, 2022 was approximately $9.0 million versus $7.0 million in the prior-year period, or 13.5% and 11.3% of revenue, respectively. A reconciliation of the Company's performance for the quarter, less the contribution of the FEMA task orders compared to the prior-year period, is included at the back of this document.
Key Financial Indicators
Fiscal year to date, DLH used $4.8 million in operating cash, reflecting performance of the $22.3 million deferred revenue on the aforementioned FEMA contracts, for which there were advance payments in the fourth quarter of fiscal 2021. Excluding the impact of the FEMA contracts DLH would have generated positive operating cash flow fiscal year-to-date. The overall increase in accounts receivable versus the prior-year period reflects normal fluctuations in the timing of customer payments and growth in the overall business volume.

As of June 30, 2022, the Company had cash of $1.1 million and debt outstanding under its credit facility of $28.5 million, versus cash of $24.1 million and debt outstanding of $46.8 million as of September 30, 2021. The Company has satisfied all mandatory principal amortization until maturity and intends to continue to pay down the remaining balance of the term loan.

At June 30, 2022, total backlog was approximately $509.7 million, including funded backlog of approximately $87.4 million, and unfunded backlog of $422.3 million.
Conference Call and Webcast Details
DLH management will discuss third quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 10:00 AM Eastern Time tomorrow, August 3, 2022. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 2605060.

About DLH
DLH (NASDAQ:DLHC) delivers improved health and readiness solutions for federal programs through research, development, and innovative care processes. The Company’s experts in public health, performance evaluation, and health operations solve the complex problems faced by civilian and military customers alike, leveraging digital transformation, artificial intelligence, advanced analytics, cloud-based applications, telehealth systems, and more. With over 2,400 employees dedicated to the idea that “Your Mission is Our Passion,” DLH brings a unique combination of government sector experience, proven methodology, and unwavering commitment to public health to improve the lives of millions. For more information, visit www.DLHcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and its impact on the economy and demand for our services, are uncertain, cannot be predicted, and may precipitate or exacerbate other risks and uncertainties; the risk that we will not realize the anticipated benefits of acquisitions; the challenges of managing larger and more widespread operations; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid and award protests, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of acquisitions; the impact of inflation and higher interest rates; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business.

Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$66,440	$61,555	$327,940	$180,913
Cost of Operations:
Contract costs	49,668	48,365	271,184	143,092
General and administrative costs	7,535	6,237	22,178	18,522
Corporate development costs	250	—	250	—
Depreciation and amortization	1,873	2,014	5,740	6,105
Total operating costs	59,326	56,616	299,352	167,719
Income from operations	7,114	4,939	28,588	13,194
Interest expense, net	512	893	1,739	2,977
Income before income taxes	6,602	4,046	26,849	10,217
Income tax expense	1,738	1,166	7,003	2,956
Net income	$4,864	$2,880	$19,846	$7,261

Net income per share - basic	$0.38	$0.23	$1.55	$0.58
Net income per share - diluted	$0.34	$0.21	$1.40	$0.54
Weighted average common shares outstanding
Basic	12,812	12,545	12,779	12,529
Diluted	14,235	13,655	14,205	13,694

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	June 30, 2022	September 30, 2021
	(unaudited)
ASSETS
Current assets:
Cash	$1,060	$24,051
Accounts receivable	50,337	33,447
Other current assets	4,417	4,265
Total current assets	55,814	61,763
Equipment and improvements, net	1,355	1,912
Operating lease right-of-use assets	17,429	19,919
Goodwill	65,643	65,643
Intangible assets, net	42,530	47,469
Other long-term assets	365	464
Total assets	$183,136	$197,170
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating lease liabilities - current	$2,227	$2,261
Accrued payroll	13,157	9,125
Deferred revenue	—	22,273
Accounts payable, accrued expenses, and other current liabilities	35,098	32,717
Total current liabilities	50,482	66,376
Long-term liabilities:
Deferred taxes, net	1,175	1,176
Operating lease liabilities - long-term	17,028	19,374
Debt obligations - long-term, net of deferred financing costs	26,783	44,636
Total long-term liabilities	44,986	65,186
Total liabilities	95,468	131,562
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,961 and 12,714 at June 30, 2022 and September 30, 2021, respectively	13	13
Additional paid-in capital	90,107	87,893
Accumulated deficit	(2,452)	(22,298)
Total shareholders’ equity	87,668	65,608
Total liabilities and shareholders' equity	$183,136	$197,170

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(unaudited)
	Nine Months Ended
	June 30,
	2022	2021
Operating activities
Net income	$19,846	$7,261
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,740	6,105
Amortization of deferred financing costs charged to interest expense	497	610
Stock based compensation expense	1,952	1,317
Deferred taxes, net	(1)	2,177
Changes in operating assets and liabilities
Accounts receivable	(16,890)	(3,868)
Other current assets	(152)	(133)
Accrued payroll	4,032	(403)
Deferred revenue	(22,273)	—
Accounts payable, accrued expenses, and other current liabilities	2,380	1,912
Other long-term assets and liabilities	110	410
Net cash provided by (used in) operating activities	(4,759)	15,388
Investing activities
Business acquisition adjustment, net of cash acquired	—	59
Purchase of equipment and improvements	(244)	(53)
Net cash provided by (used in) investing activities	(244)	6
Financing activities
Proceeds from debt obligations	13,500	23,950
Repayments of debt obligations	(31,750)	(40,150)
Payments of deferred financing costs	—	(43)
Proceeds from issuance of common stock upon exercise of options and warrants	543	231
Common stock surrendered for the exercise of stock options - tax obligations	(281)	—
Net cash used in financing activities	(17,988)	(16,012)

Net change in cash	(22,991)	(618)
Cash at beginning of period	24,051	1,357
Cash at end of period	$1,060	$739

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,195	$2,321
Cash paid during the period for income taxes	$6,403	$396

Supplemental disclosure of non-cash activity
Common stock surrendered for the exercise of stock options	$256	$—

Revenue Metrics

	Nine Months Ended
	June 30,	June 30,
	2022	2021
Market Mix:
Defense/VA	36%	57%
Human Services and Solutions	48%	17%
Public Health/Life Sciences	17%	26%

Contract Mix:
Time and Materials	80%	76%
Cost Reimbursable	11%	20%
Firm Fixed Price	9%	4%

Prime vs Sub:
Prime	93%	88%
Subcontractor	7%	12%

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of performance. We define EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

The Company is presenting additional non-GAAP measures to describe the impact from two short-term FEMA task orders on its financial performance for the three and nine months periods ended June 30, 2022. The measures presented are revenue, operating income, net income, diluted earnings per share, and EBITDA for our enterprise contract portfolio less the respective performance on the FEMA task orders. These resulting measures present the remaining contract portfolio's quarterly financial performance compared to results delivered in the prior year period. Definitions of these additional non-GAAP measures are set forth in the footnotes to the reconciliation table below.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
(in thousands)	2022	2021	Change	2022	2021	Change
Net income	$4,864	$2,880	$1,984	$19,846	$7,261	$12,585
(i) Interest expense, net	512	893	(381)	1,739	2,977	(1,238)
(ii) Provision for taxes	1,738	1,166	572	7,003	2,956	4,047
(iii) Depreciation and amortization	1,873	2,014	(141)	5,740	6,105	(365)
EBITDA	$8,987	$6,953	$2,034	$34,328	$19,299	$15,029

Net income as a % of revenue	7.3%	4.7%	2.6%	6.1%	4.0%	2.1%
EBITDA as a % of revenue	13.5%	11.3%	2.2%	10.5%	10.7%	(0.2)%
Revenue	$66,440	$61,555	$4,885	$327,940	$180,913	$147,027

Reconciliation of GAAP revenue, operating income, net income, diluted earnings per share, and non-GAAP EBITDA reported for the three and nine months ended to the same metrics for our contract portfolio less the FEMA task orders:

		Three Months Ended			Nine Months Ended
		June 30,			June 30,
( in thousands)	Ref	2022	2021	Change	2022	2021	Change
Revenue
Total enterprise		$66,440	$61,555	$4,885	$327,940	$180,913	$147,027
Less: FEMA task orders to support Alaska	(a)	(5,116)	—	(5,116)	125,773	—	125,773
Remaining contract portfolio	(a)	$71,556	61,555	10,001	$202,167	$180,913	$21,254

Operating income
Total enterprise		$7,114	$4,939	$2,175	$28,588	$13,194	$15,394
Less: FEMA task orders to support Alaska	(b)	608	$—	$608	12,479	—	12,479
Remaining contract portfolio	(b)	$6,506	$4,939	$1,567	$16,109	$13,194	$2,915

Net income
Total enterprise		$4,864	$2,880	$1,984	$19,846	$7,261	$12,585
Less: FEMA task orders to support Alaska	(c)	450	—	450	9,235	—	9,235
Remaining contract portfolio	(c)	$4,414	$2,880	$1,534	$10,611	$7,261	$3,350

Diluted earnings per share
Total enterprise		$0.34	$0.21	$0.13	$1.40	$0.54	$0.86
Less: FEMA task orders to support Alaska	(d)	0.03	—	0.03	0.64	—	0.64
Remaining contract portfolio	(d)	$0.31	$0.21	$0.10	$0.76	$0.54	$0.22

EBITDA
Total enterprise		$8,987	$6,953	$2,034	$34,328	$19,299	$15,029
Less: FEMA task orders to support Alaska	(e)	608	—	608	12,479	—	12,479
Remaining contract portfolio	(e)	$8,379	$6,953	$1,426	$21,849	$19,299	$2,550

Ref (a): Revenue for the Company’s remaining contract portfolio less the FEMA task orders represents our consolidated revenues less the revenues generated from the FEMA task orders. The results for the three and nine months ended June 30, 2022 include final closeout activities related to the short-term FEMA COVID support contracts and the related agreements between DLH and its subcontractors. Reconciliation of estimated pass-through travel and accommodation expenses to the final reimbursable expenses resulted in a reduction to expenses, and a corresponding reduction to revenue, previously accrued and pending payment. This reduction reflected the value of in-kind expenses furnished by the State in support of the contract.

Ref (b): Operating income attributable to the remaining contract portfolio less the FEMA task orders represents the Company’s consolidated operating income, determined in accordance with GAAP, less the operating income derived from the FEMA task orders. Operating income for the FEMA task orders is derived by subtracting from the revenue attributable to such task orders during the three months ended June 30, 2022 of ($5.1) million the contract costs of ($5.7) million. Similarly, for the nine months ended June 30, 2022 operating income for the FEMA task orders is derived by subtracting from the revenue attributable to the tasks orders of $125.8 million the following amounts associated with such task orders: contract costs $112.1 million and general & administrative costs of $1.2 million. Operating income for the remaining contract portfolio for the three and nine months ended June 30, 2022 represents the Company’s consolidated operating income for such period less the operating income attributable to the FEMA task orders for such period.

Ref (c): Net income attributable to the remaining contract portfolio less the FEMA task orders represents the Company’s consolidated net income, determined in accordance with GAAP, less the net income derived from the FEMA task orders. Net income for the FEMA task orders is derived by subtracting from the revenue attributable to such task orders during the three months ended June 30, 2022 of ($5.1) million the following amounts associated with such task orders: contract costs of ($5.7) million and income tax expense of $0.2 million. Similarly, for the nine months ended June 30, 2022 net income for the FEMA task orders is derived by subtracting from the revenue attributable to the tasks orders of $125.8 million the following amounts associated with such task orders: contract costs of $112.1 million, general & administrative costs of $1.2 million, and tax expense of $3.2 million. Net income for the remaining contract portfolio for the three and nine months ended June 30, 2022 represents the Company’s consolidated net income for such period less the net income attributable to the FEMA task orders for such period.

Ref (d): Diluted earnings per share (diluted EPS) for the FEMA task orders is calculated using the net income attributable to such task orders as opposed to GAAP net income. Diluted EPS for the remaining contract portfolio (total contract portfolio excluding the FEMA task orders) is calculated by subtracting the diluted EPS for the FEMA task orders from the Company's total diluted EPS.

Ref (e): EBITDA attributable to the FEMA task orders of $0.6 million and $12.5 million for the three and nine months ended June 30, 2022, respectively, is arrived at through the same calculation as operating income as there are not any depreciation and amortization costs attributable to the FEMA task orders. EBITDA for the remaining contract portfolio is calculated by subtracting the EBITDA attributable to the FEMA task orders from the Company’s total EBITDA.